Exhibit 10.2

THIS AGREEMENT DATED 15 JULY 2004

PARTIES

1	eDiets	eDIETS EUROPE LIMITED a company registered in Ireland (registered number 329476) whose registered office is at 29 North Anne Street, Dublin 7, Ireland (including its successors and permitted assigns);

2	Tesco	TESCO IRELAND LIMITED a company registered in Ireland (no. 19542) whose registered office is at Gresham House, Marine Road, Dun Laoghaire, Co. Dublin, Ireland (including its successors and permitted assigns); and

3	eDiets.com	eDIETS.COM, INC., a company registered in Delaware whose principal place of business is at 3801 W. Hillboro Blvd, Deerfield Beach, Florida, USA (including its successors and permitted assigns).

RECITALS

A.	eDiets is the proprietor of the Technology (as hereinafter defined).

B.	Tesco is desirous of obtaining a licence of the Technology for the purposes of the Business (as hereinafter defined).

C.	eDiets agrees that in consideration of Royalties (as hereinafter defined) to be paid to eDiets and other good and valuable consideration, eDiets will grant a licence to Tesco to use the Technology subject to and upon the terms and conditions of this agreement.

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	In this agreement and the recitals, where the context so admits, the following definitions apply:

Business	the business of delivering personalized weight loss services and the delivery of diet related fitness services in any online (including but not limited to Internet, 3G, WAP, SMS, fax and phone) or offline medium purposefully directed to customers residing in the Territory and for the avoidance of doubt shall include the fitness service as incorporated in the eDiets Service, but shall not include any standalone online personalised fitness service or the services as currently offered at http://www.eFitness.ie;

Business Transfer Agreement	an agreement between eDiets, Tesco, eDiets.com, Unislim Ireland Limited and Ciaran McCourt of even date transferring certain assets and employees from eDiets to Tesco;

Confidential Information	all confidential information as specified in clause 13 below;

Consumer Price Index	the general index of retail prices, all items index, compiled by the UK Office for National Statistics and published in the United Kingdom in the Monthly Digest of Statistics by the Office for National Statistics (or any other relevant government department or executive agency which may from time to time be responsible for its compilation and/or publication) or any other official cost of living index published in the place of or in substitution for that index;

Content	the content specified in part 1.4 of schedule 1;

Control	the power to direct the affairs of a company, whether by contract, ownership of shares, management influence or otherwise;

Copyright	the copyright in all the works specified in part 1.3 of schedule 1 (including all copyright and source code to all software, tools and materials referred to in that part);

Domain Names	the domain names specified in part 1.6 of schedule 1;

eDiets Service	the personalised weight loss and diet related fitness business carried out by eDiets.com;

Editorial Material	any amended Content;

Effective Date	the date of Completion of the Business Transfer Agreement (as defined in that agreement);

Enhancement	new material which is operatively connected to (but does not form part of) the Technology (for example via an interface);

Group	in respect of a party, that party and any company which is a Subsidiary Company or a Holding Company of that party or any company which is a Subsidiary Company of any Holding Company;

Holding Company	a holding company as defined by Section 736 of the Companies Act 1985;

Improvements	all improvements in or to the Technology (including but not limited to Enhancements, Modifications, Updates and Upgrades);

Intellectual Property Rights or IPR	all present and future intellectual property rights including, without limitation, patents, inventions, trade marks, design rights, copyright, database rights (whether or not any of these is registered and including any applications for registration of any such rights), know-how, confidential information and trade secrets and all rights and forms of protection of a similar nature or having similar effect to any of these which may exist anywhere in the world;

Interactive Functionality	the interactive functionality specified in part 1.1 of schedule 1;

Know-How	know-how or experience whether patentable or not including but not limited to all design or manufacturing techniques, operating instructions, machinery designs, raw materials or products specifications, drawings, blue prints and any other technical and commercial information relating to research, design, development, manufacture, assembly use or sale necessary for operating the Business;

Marketing	any activity for the promotion of the Business including, but not limited to, those activities set out in schedule 2;

Minimum Royalty	the minimum royalty specified in clause 7.5;

Modification	any alteration to the Technology (for example a change in the source code) or the creation of a new outward facing interface;

Quarter	the four three month periods in the Year, the first such period beginning on the Effective Date and each subsequent such period beginning three months thereafter;

Royalties	the royalties payable by Tesco under this agreement as set out in clause 7;

Royalty Deduction	the deduction from the Royalty specified in clause 7.7;

Service Level Agreement	the agreement between eDiets.com and Tesco of even date;

Steering Committee	a committee made up of four representatives of Tesco and one representative of eDiets.com to give guidance and oversight to Tesco regarding the implementation of the Business;

Subsidiary Company (or Subsidiary in its plural form)	a subsidiary as defined by Section 736 of the Companies Act 1985;

Technology	the Content, Domain Names, Interactive Functionality, Trade Marks, Know How, Copyright, Third Party Licences specified in schedule 1 and any related confidential information including and all Intellectual Property Rights therein and Improvements thereof, which for the avoidance of doubt shall include all future technology or content developed by eDiets or eDiets.com anywhere in the world and useable in relation to the Business;

Term	the term specified in clause 14.1;

Territory	the United Kingdom and Ireland;

Tesco Standalone Material	any material (including but not limited to application code, text, information, images, audio or video material) developed by or for Tesco which is not an Enhancement or Modification or Editorial Material;

Third Party Licences	the benefit (by way of sub-licence or otherwise) of all third party licences of IPR required to use the Technology including but not limited to those set out in part 1.5 of schedule 1;

Total Revenue	all (a) cash subscription income (which shall be all income from subscriptions less any refunds given) and (b) advertising income (which shall be all revenue actually paid by advertisers, net of VAT paid and net of advertising server costs (if any) received by Tesco from customers or advertising customers of the Business operated using the Technology). For the avoidance of doubt, “Total Revenue” does not include any revenues received in respect of the sale of products or services, including revenues in respect of (i) the Tesco.com website (whether generated through the sale of products, the provision of services, the display of advertising or otherwise on the Tesco.com website), and, (ii) Tesco Stores Limited, provided that the products or services themselves do not utilise the Technology;

Trade Marks

(i)       the name “eDiets”;

(ii)      the trade marks and trade mark applications specified in part 1.2 of schedule 1; and

(iii)    any future trade marks and trade mark applications in or applicable to the Territory relevant to the Business;

Updates	an update to a software element of the Technology which is for maintenance purposes and does not enhance functionality (for example, a bug fix);

Upgrades	an upgrade to a software element of the Technology which does enhance functionality (for example, a new release or new version);

VAT	value added tax under the Value Added Tax Act 1994;

Website	the eDiets.com website which, at the Effective Date, is located at the URL http://www.ediets.com;

Year	a period of 12 months from the Effective Date or an anniversary thereof.

1.2	Save as otherwise provided herein, any references in this agreement to clauses or paragraphs are references to the clauses or paragraphs of this agreement unless the context otherwise admits or so requires.

1.3	Words such as hereunder, hereof and herein and other words commencing with here shall, unless the context clearly indicates to the contrary, refer to the whole of this agreement and not to any particular clause hereof.

1.4	References to the singular shall include the plural and vice versa and reference to any gender shall include other genders.

1.5	The headings to the clauses in this agreement are for reference only and shall not affect the interpretation of this agreement.

1.6	This agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, all such counterparts together constituting as one and the same instrument.

1.7	Amendments to or modifications of this agreement may be made only by mutual agreement of all parties in writing and shall be subject to whatever approvals or appropriate authorities as may be required by law.

1.8	A waiver by any party of any breach by another party of any terms, provisions or conditions of this agreement or the acquiescence of such party and any act (whether by commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

1.9	This agreement shall not authorize any party to be the legal representative, partner or agent of the other parties or any of them nor (save as expressly provided in this agreement) shall any party, or any successor of any party, have the right or authority to assume, create or incur any liability or obligation of any kind express or implied against or in the name of or on behalf of any other party.

1.10	Except as expressly provided in this agreement, this agreement, or the benefit hereof, may not be assigned, sublicensed or transferred by any party in whole or in part without the prior and mutual written consent of all of the other parties (such consent not to be unreasonably withheld, delayed or conditioned) save that:

1.10.1	Tesco may assign or transfer this agreement or the benefit of it (in whole or in part), to any member of its Group;

1.10.2	eDiets may assign or transfer this agreement or the benefit of it (in whole or in part), to any member of its Group;

1.10.3

eDiets may assign this agreement outside of its Group as part of a sale of substantially all of the assets of eDiets, or its Group, or a change of Control or merger of eDiets, or its Group, provided always that such assignment is not permitted to Wal-Mart Stores, Inc. or a member of its Group.

1.11	This agreement and all rights and obligations hereunder shall for all purposes be treated and construed as being separate and apart from any other agreement or agreements or any rights or obligations thereunder save only insofar as the express provision requires to the contrary.

1.12	The parties hereto enter this agreement as principals for and on their own behalf.

1.13	This agreement represents the entire of the understanding of the parties concerning the subject matter hereof and overrides and supersedes all prior promises, representations (unless fraudulent), undertakings, understandings, arrangements, agreements, side letters or heads of agreement concerning the same which are hereby revoked by mutual consent of the parties.

1.14	The agreement shall become effective only upon the same being executed by or on behalf of all parties hereto.

1.15	References to “liability”, unless the context otherwise requires includes claims, demands, proceedings, damages, losses, costs and expenses.

1.16	Any reference to any statutory enactment includes all amendments, re-enactments and secondary legislation.

1.17	If the British Pound (£) shall be discontinued then the values stated herein shall be converted to Euros (€) or any such official currency of the United Kingdom using the conversion rate as posted in the London Financial Times (or similar periodical if discontinued) on the date just prior to discontinuation.

2	Conditions Precedent

2.1	This agreement is wholly conditional upon and no rights or obligations shall arise for any of the parties hereto until such time as the Business Transfer Agreement has been executed and Completion (as defined in the Business Transfer Agreement) has taken place.

3	Agreement

3.1	eDiets, as legal and beneficial owner of the Technology, and subject to the terms of this agreement, grants to Tesco a royalty bearing (for the Term) licence to use the Technology, subject to the following conditions:

3.1.1	the licence shall be an exclusive licence to use the Technology in relation to the Business in the Territory;

3.1.2	ownership of the Technology and all Intellectual Property Rights thereto shall vest in the eDiets Group at all times;

3.1.3	Tesco shall be entitled to grant or authorise sub-licences of the Technology with the consent of eDiets, such consent not to be unreasonably withheld, delayed or conditioned (save that no consent is required for any sub-licence (a) to a member of Tesco’s Group, or (b) to the provider of IT and/or business process outsourcing or administration services to Tesco’s Group);

3.1.4	without prejudice to the generality of the foregoing, eDiets reserves all rights in the Technology outside of the Business and outside of the Territory.

3.2	eDiets shall (and shall procure that members of its Group shall) make fully available to Tesco (in such format and on such media as Tesco requests) such Know-How as eDiets may disclose without being in breach of any valid third party confidentiality agreements and as may be reasonably required by Tesco to use the Technology to operate the Business in the Territory, but (except to the extent set out in any other agreement between the parties) eDiets shall be under no obligation to attend at the premises of Tesco for this purpose or to respond to subsequent requests for information or assistance from Tesco. eDiets shall make such Know-How available to Tesco within 7 days of the Effective Date.

4	Atkins sub-licence

4.1	For the purposes of this clause 4, the following definitions apply:

4.1.1	“ANI” means Atkins Nutritional Inc;

4.1.2	“ANI Intellectual Property” shall have the meaning set out in the ANI Licence;

4.1.3	“ANI Licence” means the licence agreement dated 14 February 2003 between ANI and eDiets.com, as amended by amendments to the licence agreement dated 19 May 2003, 17 September 2003 and 23 December 2003.

4.2	eDiets.com grants to Tesco a sub-licence to use the ANI Intellectual Property in the Territory.

4.3	The sub-licence shall be an exclusive sub-licence to use the ANI Intellectual Property in relation to the Business in the Territory.

4.4	The sub-licence of the ANI Intellectual Property shall terminate on expiry or termination of this agreement or of the ANI Licence.

4.5	eDiets.com and Tesco agree that the sub-licence to Tesco of the ANI Intellectual Property shall be on the same terms as those set out in the ANI Licence subject to the following changes:

4.5.1	Tesco shall be under no obligation to promote ANI products to its customers in the Territory;

4.5.2	the royalty payable by Tesco for use of the ANI Intellectual Property shall be 10% of all cash subscription income (which shall be all income from subscriptions less any refunds given) (and eDiets shall (or shall procure that eDiets.com shall) deliver all royalties paid by Tesco under this clause 4.5.2 to ANI without delay or deduction);

4.5.3	there shall be no minimum royalty payable by Tesco to eDiets.com in connection with the sub-licence of the ANI Intellectual Property;

4.5.4	payment of the royalty will be made to eDiets.com at the same time as payment of the Royalty to eDiets under clause 7 of this Agreement;

4.5.5	Tesco shall not be obliged to carry insurance in accordance with paragraph 9 of the ANI Licence;

4.5.6	Tesco shall not be obliged to grant ANI or eDiets.com the right to use any of its user data and paragraph 30 of the ANI Licence shall not apply to Tesco.

4.6	eDiets.com warrants and undertakes to Tesco that:

4.6.1	it has the necessary right and authority to grant the sub-licence of the ANI Intellectual Property to Tesco in accordance with this clause 4;

4.6.2	ANI is aware of and has consented to the terms of the sub-licence of the ANI Intellectual Property to Tesco, including, without limitation to, the provisions of clause 4.5;

4.6.3	any Technology provided to Tesco under this Agreement that contains ANI Intellectual Property will have been approved by ANI under the ANI Licence;

4.6.4	it shall promptly provide to Tesco copies of any notices or statements issued by ANI under the ANI Licence;

4.6.5	it shall use best efforts to prevent termination of the ANI Licence under paragraph 16 of the ANI Licence as a result of any act or omission of eDiets.com.

4.7	eDiets.com shall indemnify Tesco against all liabilities (including legal costs and disbursements) which the Tesco Group incurs as a result of any breach by eDiets.com of clause 4.6.

4.8	Subject to clause 4.9, eDiets.com shall indemnify, defend and hold the Tesco Group harmless from any claims, suits and damages or costs (including reasonable attorneys’s fees and expenses) arising from or relating to any of the matters listed in (i) to (vi) of paragraph 8A of the ANI Licence.

4.9	eDiets.com’s liability under clause 4.8 above shall be limited to any amounts that eDiets.com is able to recover from ANI under the ANI Licence in relation to a particular claim or suit provided that eDiets.com takes any action against ANI that it would take were it relying it on recovering under the indemnity in paragraph 8A of the ANI Licence from ANI for its own benefit.

4.10	Tesco warrants and undertakes to eDiets.com that it will comply with the terms of the

ANI Licence, as amended by clause 4.5, to the extent that the terms apply to Tesco’s sub-licence of the ANI Intellectual Property and it shall indemnify eDiets.com against all liabilities (including legal costs and disbursements) which eDiets.com incurs in connection with a claim from ANI that results from any breach by Tesco of this warranty and undertaking.

5	Obligations and Rights of Tesco

5.1	Tesco hereby agrees, undertakes and warrants with eDiets for the benefit of eDiets as follows:

5.1.1	to refrain from using the Technology and Improvements outside of the Territory;

5.1.2	to provide eDiets with copies of all relevant communications to and from regulatory authorities in the Territory relating to the Technology (such communications shall be deemed Confidential Information under this agreement);

5.1.3	to expend at least five hundred thousand pounds (STG £500,000), as calculated based on Tesco’s then current media rate card across its media, on Marketing in each year for the first six (6) years after the Effective Date; and

5.1.4	to pay Royalties to eDiets as defined in clause 7 below.

5.2	Tesco, at its sole discretion, may design and brand any website or other material (whether created for online or offline use) using the Technology as it determines (including using a non-Tesco brand under licence from a third party, provided such third party’s involvement does not cause Tesco to breach the non-compete obligation in clause 15), provided that if the branding does not contain the word “eDiet”, Tesco shall include a “powered by eDiets” legend above the fold on the home page in such a way that is clearly visible. Tesco will discontinue including the legend after the expiry or termination of this agreement, whatever the branding.

5.3

Tesco is free to negotiate with any third party suppliers to supply goods or services (including content) relating to diet products to the Business only if such suppliers are not already exclusively contractually bound to supply to eDiets.com or its Group, or a party with which eDiets.com or its Group has established a pre-existing exclusive commercial relationship.

5.4	Tesco may, with the prior written consent of eDiets (not to be unreasonably withheld, delayed or conditioned), choose to put its own arrangements in place with respect to any Third Party Licence (provided such third party’s involvement does not cause Tesco to breach the non-compete obligation in clause 15, and further provided that Tesco shall not adversely interfere with the business relations or reputation of eDiets). Tesco shall give eDiets prompt notice of any such arrangements. In order that Tesco may give such prompt notice, eDiets shall notify Tesco immediately of any intended purchase or renewal of a Third Party Licence.

5.5	Tesco shall be entitled to enter into Distribution Deals (as hereinafter defined) notwithstanding any other contrary provision of this agreement. “Distribution Deals” means arrangements to supply material (which may include the Trade Marks) to any website commercially directed primarily at customers within the Territory, the sole purpose of which is to drive traffic to or otherwise promote Tesco’s websites relating to the Business. For the avoidance of doubt (a) such third party sites may be branded by the third party and (b) the amount of Technology (including the Content and the Trade Marks) provided in a Distribution Deal shall be reasonable in consideration of its aforementioned primary purpose and subject to the Confidentiality provisions of clause 13 below.

5.6	Tesco shall be entitled to enter into White Label Deals (as hereinafter defined) notwithstanding any other contrary provision of this agreement. “White Label Deals” means arrangements to use the Technology to operate white labelled websites commercially directed primarily at customers within the Territory on behalf of third parties. If the branding of such website does not contain the word “eDiet” Tesco shall prominently include a “powered by eDiets” legend above the fold on the home page in such a way that is clearly visible. Tesco shall not include the legend after the expiry or termination of this agreement, whatever the branding, subject to the Confidentiality provisions of clause 13 below. For the avoidance of doubt such third party sites shall contain third party branding, and may contain third party content, but shall be reasonable in number and shall not be used to circumvent this agreement’s prohibition on sublicensing the Technology without consent.

5.7	Tesco shall use reasonable efforts to divert customers of the Business situated outside the Territory to http://www.eDiets.com or such other site designated by eDiets.

5.8	Tesco shall only use the Trade Marks in the manner set out in schedule 3 or such other manner as used by the eDiets Service. Any other use shall require Tesco to obtain the prior written consent of eDiets, such consent not to be unreasonably withheld, delayed or conditioned.

5.9	Within 20 Business Days from the date of this agreement, Tesco and eDiets.com shall establish the Steering Committee. The Steering Committee shall meet at least once every Quarter (or more often if requested by Tesco) at the offices of Tesco in Dublin or such other location as the parties shall determine. Tesco shall also provide updates to the Steering Committee on a monthly basis. For the avoidance of doubt, the Steering Committee shall be a forum for discussion and information sharing only.

6	Obligations of eDiets

6.1	eDiets shall provide (and shall procure that members of its Group provide) such reasonable assistance as requested by Tesco from time to time in connection with the Business (including, but not limited to, sales and marketing assistance) and Tesco’s use of the Technology, including but not limited to, allowing Tesco staff reasonable access to the staff and premises of eDiets and other members of its Group.

6.2	eDiets shall use all reasonable endeavours to make available (and shall procure that members of its Group make available) to Tesco any favourable terms that eDiets is (or members of its Group are) able to negotiate with its suppliers of any products and services which are not included in the Technology at eDiets’ (or its relevant Group member’s) reasonable documented cost for such products and services.

6.3	During the Term eDiets shall (and shall procure that members of its Group shall) keep the Technology fully updated (by way of Improvements or otherwise) to ensure the Content and functionality of the Technology are maintained to a level at least equivalent to that of the eDiets’ Service at no additional cost to Tesco. To the extent that such updated Technology or Content is developed by eDiets jointly with a third party and providing it to Tesco is in violation of the agreement between eDiets and the relevant third party (and eDiets provides evidence of this to Tesco’s satisfaction), the following sub-clauses apply:

6.3.1	if such updated Technology or Content is not to be used by the third party in competition with Tesco, eDiets shall use good faith efforts to obtain for Tesco a royalty-free licence to such Content or upgraded Technology;

6.3.2	if eDiets is not able to obtain a royalty-free licence under clause 6.3.1, any royalty or licence fee will be at Tesco’s cost but Tesco will have the option to accept or decline the licence; and

6.3.3	if such updated Technology or Content is to be used by the third party in competition with Tesco, eDiets shall be under no obligation to obtain a licence to such Content or upgraded Technology for Tesco

6.4	During the term of this agreement and for one (1) year thereafter, eDiets shall keep complete and accurate records of its performance under this agreement in sufficient detail to enable Tesco to determine eDiets compliance with this agreement. Upon Tesco’s reasonable request and thirty (30) days prior written notice, eDiets shall once in any year permit Tesco and its representatives (subject to standard conflict of interest checks) to examine eDiets’ books, ledgers and records during regular business hours for the purpose of, and to the extent necessary, to verify eDiets’ compliance with this agreement. In the event an audit by Tesco discloses that eDiets has materially breached its obligations under this agreement, eDiets shall promptly reimburse Tesco’s reasonable and documented actual expenses for the audit.

6.5	eDiets and eDiets.com shall use reasonable efforts to divert customers residing within the Territory to a website for conducting the Business designated by Tesco.

7	Royalties

7.1	Subject to clause 7.3 Tesco shall pay eDiets a Royalty of ten percent (10%) of Total Revenues less the Royalty Deduction in each of the first three (3) Years.

7.2	Subject to clause 7.3 Tesco shall pay eDiets a Royalty of five percent (5%) of Total Revenues less the Royalty Deduction from the fourth (4th) Year for the remainder of the Term.

7.3	If, in any Year, the Total Revenues exceed fifteen million pounds (£15,000,000) then the Royalty payable by Tesco in relation to any Total Revenues in excess of the fifteen million pounds (£15,000,000) shall be three percent (3%) of the excess Total Revenues.

7.4	For each Year the Royalty paid shall be no less than the Minimum Royalty (as defined in clause 7.5).

7.5	Subject to clause 7.6 the Minimum Royalty shall be fifty thousand pounds (£50,000) per Year unless Tesco achieves Total Revenues of fifteen million pounds (£15,000,000) in any Year in which case, the Minimum Royalty for that Year and all subsequent Years shall be one hundred thousand pounds (£100,000).

7.6	The Minimum Royalty shall be Irish Consumer Price Index adjusted, with the value of the pound (£) of the first year being used as the base for all Consumer Price Index adjustments. The first six (6) Minimum Royalty payments shall not be adjusted until completion of the sixth (6th) Year, and if the Royalty payments fall below the Minimum Royalty per year (as adjusted), Tesco shall pay eDiets the difference between the actual Royalty payments in every Year and the Minimum Royalty as adjusted.

7.7	The Royalty Deduction in the first Year shall be the lesser of £60,000 or an amount equivalent to the relevant percentage (as specified in clauses 7.1 or 7.2) of Total Revenues and in each subsequent Year the lesser of £70,000 (Consumer Price Adjusted each Year) or an amount equivalent to the relevant percentage (as specified in clauses 7.1 or 7.2) of Total Revenues.

7.8	Within twenty eight (28) days of the end of each Quarter, Tesco shall provide eDiets with a quarterly report of gross revenue, VAT, Total Revenue and Royalties due for the previous Quarter. A self-billing invoice shall accompany this statement. Within thirty-three (33) days of issuance of such quarterly report and self-billing invoice, Tesco shall pay to eDiets such Royalties due as set out in the report and self-billing invoice. The statement relating to the fourth Quarter in any Year shall be used by Tesco to perform any reconciliation of the Royalties paid to eDiets in the Year leading up to the end of the fourth Quarter. Should Tesco discover any overpayment of Royalties (for example, because of over reported Total Revenues) Tesco shall be entitled to reduce the Royalties paid in the next Quarter by the amount over paid.

7.9

In addition to any payments arising from clauses 7.1, 7.2 and 7.3, Tesco shall pay to eDiets ten percent (10%) of all sales revenues, less VAT paid, for sales of products other than the Technology supplied by eDiets for sale by Tesco in connection with the

Business unless the parties mutually agree to a different royalty rate for a specific product. Nothing in this agreement obliges Tesco to purchase or re-sell any products from eDiets.

7.10	During the term of this agreement and for one (1) year thereafter, Tesco shall keep complete and accurate records of the sales, subscriptions and other revenue generated by the Business in accordance with UK GAAP in sufficient detail to enable eDiets to determine Royalty payments owed to it under this clause 7. Upon eDiets’ reasonable request and on thirty (30) days’ prior written notice, Tesco shall once in any Year permit eDiets and its representatives (subject to standard conflict of interest checks and the auditors compliance with equivalent confidentiality obligations to those in clause 13) to examine Tesco’s relevant books, ledgers and records during regular business hours for the purpose of, and to the extent necessary to verify the amount of Royalties due and payable to eDiets. In the event an audit by eDiets discloses that Tesco has (taking into account any Consumer Price Index adjustment as contemplated by clause 7) paid less than eighty percent (80%) of the Royalties actually due and owing during the term of this agreement, Tesco shall make good such additional sums due at the next Quarterly Royalty payment and shall promptly reimburse eDiets its reasonable and documented actual expenses for the audit. In the event the amount or Royalties paid is greater than 80% but less than or equal to 100%, Tesco shall make good to eDiets the sums due at the next quarterly Royalty payment. Should such audit discover any overpayment of Royalties (for example, because of over reported Total Revenues) Tesco shall be entitled to reduce the Royalties paid in the next Quarter by the amount over paid.

7.11	All sums payable under this agreement shall be paid in full without deduction save that Tesco shall be entitled to deduct such tax as Tesco is obliged to deduct under any applicable law.

8	Improvements.

8.1	Unless otherwise agreed in writing between the parties:

8.1.1

all Intellectual Property Rights in any Improvement developed or discovered by or for eDiets or a member of its Group, shall belong exclusively to eDiets (or its licensor). eDiets shall furnish Tesco (subject to the obligations of confidentiality set out in clause 13) with information regarding all such Improvements. Both parties hereby agree that the licence in clause 3.1 shall automatically include such Improvements at no extra cost to Tesco. To the extent that providing such Improvement to Tesco is in violation of any agreement between eDiets and a third party (and eDiets provides evidence of this to Tesco’s satisfaction) the following sub-clauses apply:

8.1.1.1	if such Improvement is not to be used by the third party in competition with Tesco, eDiets shall use good faith efforts to obtain for Tesco a royalty-free licence to said Improvements;

8.1.1.2	if eDiets is not able to obtain a royalty-free licence under clause 8.1.1.1, any royalty or licence fee will be at Tesco’s cost but Tesco will have the option to accept or decline the licence;

8.1.1.3	if such Improvement is to be used by the third party in competition with Tesco, eDiets shall be under no obligation to obtain a licence for Tesco.

8.1.2	all Intellectual Property Rights in any Modifications developed by or for Tesco shall belong to eDiets and Tesco shall furnish eDiets (subject to obligations of confidentiality set out in clause 13) with information regarding all such Modifications. Both parties hereby agree that the licence in clause 3.1 shall automatically include Modifications owned by eDiets under this clause 8.1.2;

8.1.3	all Intellectual Property Rights in any Enhancements developed by or for Tesco whose primary purpose is use in connection with the Business shall be disclosed to eDiets, but belong to Tesco, and Tesco grants to eDiets (subject to clause 8.2.3 and obligations of confidentiality set out in clause 13) a licence (on commercially reasonable terms to be agreed between the parties in good faith) to use such Enhancements for the purposes of its own business;

8.1.4	all Intellectual Property Rights in any Improvement developed or discovered by eDiets and Tesco jointly, shall belong to both parties jointly and parties shall cooperate in good faith regarding the registration (if applicable) and enforcement of such joint Improvements. Both parties hereby undertake to furnish the other party with full information regarding all Improvements developed jointly in connection with the Business. Both parties agree that the licence in clause 3.1 shall automatically include such Improvements (notwithstanding this clause 8.1.4, Tesco shall be under no obligation to undertake any joint development activities with eDiets);

8.1.5	all Intellectual Property Rights in any Editorial Material created by Tesco and incorporated into the Content shall be owned by eDiets. Both parties hereby agree that the licence in clause 3.1 shall automatically include such Editorial Material.

8.2	For the avoidance of doubt, both parties hereby agree that:

8.2.1	the licence in clause 3.1 shall apply to any Improvement in connection with the Business;

8.2.2	all Tesco Standalone Material shall be outside the terms of this agreement and no rights are granted to eDiets in respect of Tesco Standalone Material (and if eDiets wishes to take a licence of any Tesco Standalone Material, Tesco shall consider eDiets’ reasonable request in good faith but shall not be under any obligation to licence any Tesco Standalone Material to eDiets);

8.2.3	Tesco may withhold Enhancements from eDiets if it reasonably believes that such Enhancements may (directly or indirectly) benefit any competitors of the Tesco Group (inside or outside the Territory); and

8.2.4	this clause 8 does not prevent eDiets from independently developing or entering into agreements or arrangements with third parties for the bespoke development of software.

9	Warranties and Undertakings

9.1	eDiets warrants and undertakes to Tesco that:

9.1.1	it has the necessary right and authority to enter into this agreement and its entering into this agreement is not a breach of any agreements with third parties or those with other members of its Group;

9.1.2	to eDiets knowledge, the Technology does not (and during the Term shall not) infringe any third party Intellectual Property Rights or breach any applicable laws and, to eDiets knowledge, no facts or circumstances exist which would materially affect the title, scope, exercise, validity, subsistence, existence or enforceability of any of the rights including, without limitation, the Intellectual Property Rights granted to Tesco under this agreement;

9.1.3	to eDiets’ knowledge, the Technology (and, in particular, the Content) does not contain (and shall not contain) anything which, either directly or indirectly, causes harm to the physical or mental health or well being of any individual or is defamatory;

9.1.4	eDiets has the legal and beneficial rights in all of the Technology necessary to enter this Agreement and is authorised to sub-licence such Technology;

9.1.5	the Technology is all the technology required by Tesco to operate the Business as operated by the eDiets Group on the date of this agreement;

9.1.6	the Technology has not been affected by any defects or faults which have caused any material interruption to the Business at any time during the year ending with the Effective Date;

9.1.7	to eDiets’ knowledge, the Technology contains no material defects or faults that prevent (in whole or to a material part) Tesco from operating the Technology as operated by the eDiets Group on the date of this agreement; and

9.2	For the purposes of clauses 9.1.3 and 9.1.7, the references to the knowledge of eDiets shall be deemed to include any knowledge, information, belief or awareness of an employee of eDiets (including Ciaran McCourt and Colin Mitchell) which such employee ought reasonably to have had in relation to the matter in question.

9.3	Except as expressly set out in this agreement, the Technology is licensed “as is” without warranty of any kind, and no other warranties, either expressed or implied are made with respect to the Technology, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, or any other warranties that may arise from usage of trade or course of dealing. eDiets expressly disclaims any warranties not stated herein. All terms, warranties, representations and conditions whether made orally or implied by circumstances, custom, contract, statute, in equity or at common law are hereby excluded. Without prejudice to the foregoing, all terms implied pursuant to Sections 13 to 15 of the Sale of Goods Act 1979 are hereby excluded and the parties agree that this is fair and reasonable. All implied terms as to the supply of services pursuant to Sections 4 and 12 of the Supply of Goods and Services Act 1982 are hereby excluded.

9.4	No other warranties by eDiets: Tesco acknowledges that, in entering into this agreement, it does not do so in reliance on any representation or warranty other than those expressly made by eDiets in this agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this agreement to the fullest extent permitted by law. Without prejudice to the generality of the foregoing, nothing in this agreement or the Licence granted hereunder shall be construed as:

9.4.1	a representation or warranty that any patent applications comprised from time to time in the Technology will proceed to grant or that any patents granted pursuant to those applications will be valid;

9.4.2	a representation or warranty that any of the Trade Mark applications will be registered or that any trade marks registered pursuant to those applications will be valid;

9.4.3	(subject to clause 9.5) imposing any obligation on eDiets to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation; or

9.5	Notwithstanding clause 9.4.3 eDiets (or a member of its Group) shall be required to take action against any of its licencees operating a business the same as or similar to the Business in the Territory using the Technology.

9.6	Tesco warrants to eDiets that:

9.6.1	it has the necessary right and authority to enter into this agreement and to carry out the Business;

9.6.2	the Business shall be operated, in all material respects, in accordance with all applicable laws and regulations;

9.6.3	to the knowledge of Tesco, any Improvements that Tesco develops resulting from this agreement shall not infringe Intellectual Property Rights owned by any third party anywhere in the Territory;

9.6.4	to Tesco’s knowledge, the operation of the Business will not include anything which, either directly or indirectly, causes harm to the physical or mental health or well being of any individual or is defamatory (however the warranty in this clause 9.6.4 shall not apply to the extent that the harm or defamation is a result of the Technology as provided by eDiets);

9.6.5	the operation of the Business by Tesco shall not damage the eDiets brands; and

9.6.6	the operation of the Business or use of the Technology shall be for the primary purpose of growing revenue of the Business as carried out by Tesco, whenever economically viable.

10	Intellectual Property Rights

10.1	Tesco and eDiets hereby acknowledge that (subject to the provisions of clause 8) all Intellectual Property Rights in the Technology and all Improvements to the Technology vests in and belongs to eDiets absolutely.

10.2	Tesco and eDiets shall at the request and expense of the other party do all things reasonably necessary, execute such deeds and documents and provide all such assistance reasonably required to enable the requesting party to obtain and maintain the benefit of all Intellectual Property Rights referred to in clauses 8 and 10.1 and the requesting party acknowledges that it will not be entitled to any further compensation or remuneration in respect of the performance of its obligations under this clause 10 save as may be provided for by law.

10.3	In relation to any infringement of the Technology or any breach of applicable law caused by the Technology:

10.3.1	eDiets shall indemnify Tesco against all liabilities (including legal costs and disbursements) which the Tesco Group incurs as a result of any claim that the Technology infringes the Intellectual Property Rights of any third party or is a breach of any applicable law;

10.3.2	eDiets and Tesco shall immediately notify each other of any suspected, potential, actual or threatened infringements or other unauthorised use of the Technology or any third party inventions similar thereto which comes to their attention or any attempts to challenge Tesco’s right to use the Technology in the Territory so long as this agreement shall remain in force;

10.3.3	eDiets shall have no liability for any claim that eDiets lacks right, title and interest to the Technology based on Tesco’s modification, combination or integration of the Technology with third party intellectual property, if such claim would have been avoided had the Technology not been modified, combined or integrated with third party technology. Tesco agrees, at its own expense, to defend eDiets and hold it harmless against any suit, claim or proceeding arising under this clause 10.3.

11	Limitation of Liability

11.1	The aggregate liability of each party in any one Year under or in connection with this agreement whether arising from contract, negligence or otherwise, shall be limited in the first Year to STG £300,000 and in each subsequent Year to 125% of the Royalty payments made in the previous Year. Any sums paid by a party under the Service Level Agreement by reference to a breach by that party of the Service Level Agreement shall reduce the figures in this clause 11.1 on a £ for £ basis.

11.2	Neither Tesco no eDiets shall be liable for any indirect or consequential loss.

11.3	The exclusions and limitations of liability set out in clause 11 do not apply to:

11.3.1	liability arising from death or injury to persons caused by negligence;

11.3.2	Tesco’s obligation to pay the Royalties;

11.3.3	eDiets’ liability under clauses 9.1.2, 9.1.3 and 10.3.1;

11.3.4	either party’s liability arising as a result of fraud or a breach of clauses 15.1 to 15.4;

11.3.5	any other liability which by law cannot be excluded or limited;

to which no limit applies.

12	Guarantee and ability of eDiets to licence the Technology

12.1	In consideration of the entry of Tesco into this agreement, eDiets.com irrevocably and unconditionally as primary obligor undertakes and guarantees to Tesco on demand the performance by eDiets of all its obligations under this agreement and/or the other documents to be executed in connection with it.

12.2	eDiets.com shall hold harmless and indemnify Tesco on demand against losses, liabilities, damages, costs and expenses (including legal costs and expenses on an indemnity basis) which Tesco suffers by reason of a default by eDiets in the performance of its obligations under this agreement or the other documents to be executed in connection with it.

12.3	If eDiets defaults in the performance of its obligations under this agreement, eDiets.com shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on Tesco as it would have received if eDiets had duly performed that obligation.

12.4	The obligations and liabilities of eDiets.com in this clause 12 are continuing obligations and liabilities which shall remain in force until the obligations of eDiets under this agreement and the other documents to be executed in connection with it have been performed.

12.5	The obligations of eDiets.com under this clause 12 shall not be affected by anything which, but for this clause, might operate to release or otherwise exonerate it from or affect its obligations. In particular none of the following shall affect the obligations of eDiets.com:

12.5.1	any time, indulgence, waiver or consent given at any time to eDiets or another person except that eDiets.com’s obligations under this clause 12 shall not apply in relation to a breach by eDiets of the agreement that Tesco has expressly waived in writing;

12.5.2	any legal limitation, disability, incapacity or other circumstance relating to eDiets or another person;

12.5.3	an irregularity, unenforceability or invalidity of the obligations of a party to this agreement which does not affect the enforceability or validity of the relevant obligation(s) being asserted; and

12.5.4	the dissolution, amalgamation, reconstruction or insolvency of eDiets.

12.6	The obligations and liabilities contained in this clause 12 may be enforced without Tesco first taking any action against eDiets.

12.7	Tesco may make one or more demands under this clause 12.

12.8	This clause 12 is expressly enforceable in any jurisdiction, including in the United States.

12.9	If there is an amendment and/or variation to the terms of this agreement and/or any other document referred to in it or to be executed in conjunction with it, the obligations of eDiets under this clause 12 shall apply to the agreement as amended or varied term(s).

12.10	In the event that eDiets is no longer entitled or able to licence the Technology to Tesco under this agreement or in the event that eDiets undergoes any event set out in clause 14.2.3, eDiets.com shall procure an equivalent licence from eDiets British Virgin Islands, Inc (or any other relevant member of its Group) for the benefit of Tesco.

12.11	An assignment of this agreement under clause 1.10 shall not relieve the Guarantors of their obligations under this agreement.

13	Confidential Treatment of information

13.1	For the purposes of this agreement, “Confidential Information” shall include all information of whatever nature which has been or is disclosed by either party or to which either party has been given access, whether in oral, written, graphic, photographic, digital, binary, electronic or paper or in any other form whatsoever, howsoever stored.

13.2	The provisions of clause 13.1 do not apply to:

13.2.1	Confidential Information which at the time of disclosure is within the public domain;

13.2.2	Confidential Information which after such disclosure comes into the public domain (otherwise and by reason of a breach of any of the undertakings in clause 13.3 below); or

13.2.3	Confidential Information which was lawfully in the possession of the party prior to its being furnished by or on behalf of the other party provided that such information was not bound by a confidentiality agreement or other obligation of secrecy in respect thereof as evidenced by the ordinary business records of the parties.

13.3	In consideration of Confidential Information being made available under this agreement, each party will procure that:

13.3.1	use of the Confidential Information will only occur for purposes relating to this agreement only;

13.3.2	each party will treat and safeguard as private and confidential all the Confidential Information received at any time. This clause 13.3.2 shall remain in force after expiration or termination of this agreement;

13.3.3	neither party shall at any time without the prior written consent of the other party disclose or reveal the Confidential Information to any other person or party whatsoever, other than the officers, employees, advisors and agents or authorised third parties who are required in the course of their duties to receive and consider the same and who shall be required to observe the same restrictions on the use and disclosure of the Confidential Information as are contained in this clause 13.

13.4	It shall not be a breach of this agreement if such disclosure is made pursuant to a formal request of a court or governmental agency after sufficient notice to the other party to oppose such request.

13.5	Each party shall make known without delay to the other party any improper disclosure on the part of an employee or customer or any other person, which may come to that party’s knowledge.

14	Term and Termination

14.1	This Agreement shall remain in force for fifteen (15) Years from the Effective Date (“Initial Term”) and thereafter be renewed for successive two-Year terms (each, a “Renewal Term”) unless terminated by Tesco on giving eDiets written notice. eDiets shall notify Tesco in writing at least six months before the end of the Initial Term and each Renewal Term that the Term is about to expire and such notice shall include a request of Tesco to inform eDiets it wishes to renew the agreement.

14.2	eDiets or Tesco shall be entitled by notice in writing to the other, but without prejudice to any other rights or remedies of either party in respect of any matter or event which shall have arisen or taken place prior to such notice, to terminate this agreement:

14.2.1	if any material representation or warranty made by the other herein or in any report, statement, certificate or other instrument delivered under or pursuant to this agreement or the Service Level Agreement or in connection with any provision of any of such shall prove to have been false or breached in any material respect on the date as of which made;

14.2.2	by reason of a material breach, default, non-performance or non-observance by the other party of any other provisions, terms or obligations herein and on the other party’s part to be performed and observed, which the terminating party has required the other party by notice in writing to remedy (such notice specifying the relevant terms, provisions, or obligations and stating the intention of the terminating party to terminate this agreement pursuant to this clause 14.2.2) and the other party has not within thirty (30) days of such notice remedied (whether such breach is capable of remedy or not);

14.2.3	if the other party becomes insolvent, unable to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act 1986 or makes any arrangement or composition with its creditors or passes a resolution or any court shall make an order that either party shall be wound up (save and excepting only a member’s winding up for the purposes of reconstruction or amalgamation; in the case of such activity by eDiets, Tesco shall be notified at least five (5) Business Days in advance) or if an receiver, administrator or similar officer is appointed over the whole or any part of its assets, or if circumstances shall arise which entitle a court or a creditor to appoint a receiver, administrator or similar officer or to make a winding up order or either party suffers or undergoes any analogous process to the above under any national laws applicable to it.

14.3	eDiets shall be entitled by notice in writing to Tesco, but without prejudice to any other rights or remedies of either party in respect of any matter or event which shall have arisen or taken place prior to such notice, to terminate this agreement:

14.3.1	if Tesco fails to expend at least two hundred fifty thousand pounds (£250,000) on Marketing in each of any two successive six-month periods during the first six (6) Years provided that (a) eDiets pays Tesco 1,000% of the Royalty Payments actually due (disregarding any Minimum Royalty to eDiets) in the 12 months prior to the date of termination, and (b) Tesco has not cured any shortfall in the six-month period following notification of such shortfall; or

14.3.2	(provided any notice under this clause 14.3.2 is not effective before 18 months from the Effective Date) if, the Business has not generated Total Revenues sufficient to result in the Minimum Royalty in a Year (for the purposes of this clause 14.3.2 the Minimum Royalty shall not be Consumer Price Index adjusted under clause 7.6) provided that (a) eDiets has required Tesco to remedy the situation by giving at least six months notice in writing to remedy the shortfall (such notice expressly specifying that the Minimum Royalty has not been achieved during such period and stating the intention of eDiets to terminate the Agreement pursuant to clause 14.3.2), and, (b) Tesco has not within six months (or such longer period as stated in the notice) generated sufficient additional revenues to cure any shortfall.

14.4	Without prejudice to any other rights or remedies of Tesco under the Service Level Agreement, Tesco shall be entitled by notice in writing to eDiets to immediately terminate this agreement in the event of the termination or expiry of the Service Level Agreement. Termination or expiry of the Service Level Agreement shall not be considered a breach of this agreement by eDiets.

14.5	Tesco shall be entitled by notice in writing to eDiets, but without prejudice to any other rights or remedies of either party in respect of any matter or event which shall have arisen or taken place prior to such notice, to terminate this agreement by giving at least six (6) months’ notice, such notice not be served before eighteen (18) months after the Effective Date.

14.6	Tesco shall be entitled by notice in writing to eDiets to terminate this agreement upon a change of Control of eDiets or eDiets.com (unless such change of Control is solely the result of a bona fide intra-Group reorganisation). For the avoidance of doubt, termination by Tesco under this clause 14.6 shall not be considered a termination because of a material breach by eDiets of this agreement.

14.7	On termination or expiry of this agreement:

14.7.1	all rights granted in favour of Tesco shall cease except and to the extent expressly provided otherwise under the terms of this agreement;

14.7.2	(if the termination is because of a material breach by Tesco) Tesco hereby undertakes (at eDiets’ direction) to either destroy or deliver up to eDiets all copies of all Technology and eDiets’ Confidential Information furnished by eDiets under this agreement within thirty (30) days of termination of this agreement;

14.7.3	eDiets hereby undertakes to cease all use of Tesco’s Confidential Information and (at Tesco’s direction) to either destroy or deliver up to Tesco all Tesco Confidential Information furnished by Tesco under this agreement within thirty (30) days of termination of this agreement; and

14.7.4

(unless in contradiction with clauses 14.7.1, 14.7.2 and 14.7.3) the following clauses shall survive termination or expiry of this agreement: 3 (Agreement), 8 (Improvements), 9 (Warranties and Undertakings), 10 (Intellectual Property Rights), 11 (Limitation of Liability), 12 (Guarantee

and ability of eDiets to licence the Technology) 13 (Confidential Treatment of information), 14 (Term and Termination), 15 (Non-Competition), 16.4 (Governing Law) and 16.5 (Third Parties).

15	Non-Competition

15.1	Tesco agrees and covenants that neither it nor a member of its Group will during the Term operate the online elements of the Business in the Territory using any technology other than the Technology. Tesco agrees and covenants that neither it nor a member of its Group will, in relation to the offline elements of the Business in the Territory, use any technology other than the Technology except to the extent that the Technology is unable to offer the performance or functionality required by Tesco for the offline elements of the Business.

15.2	eDiets agrees and covenants that neither it nor a member of its Group will compete (or be involved in any undertaking which competes) directly or indirectly (for example, by way of licence to a third party) with Tesco by carrying out a business similar to the Business in the Territory. This covenant not to compete shall exist from the Effective Date until one year after termination of this agreement. However, the covenant not to compete shall immediately be null and void if termination results from a material breach by Tesco of this agreement.

15.3	Tesco agrees and covenants that upon expiration or termination of this agreement neither it nor a member of its Group (a) will compete (or be involved in any undertaking which competes) directly or indirectly (for example, by way of licence to a third party) with eDiets or a member of its Group by carrying out, within the Territory, an online business similar to the Business, or by otherwise using or licensing any Technology competitive to eDiets’ Technology, (b) use or give their consent to any third party to use the name “eDiets” or any colourable imitation thereof. These covenants shall exist for a period of one year after termination or expiration of this agreement. This clause 15.3 shall not apply if termination results from a material breach of this agreement or the Service Level Agreement by eDiets or a member of its Group.

15.4	Tesco agrees and covenants that neither it, nor a member of its Group will utilize the Technology for the Business in any media commercially directed primarily at any customer or person outside the Territory.

15.5	Each party agrees and covenants that, other than as provided in this agreement, neither it nor a member of its Group will induce or seek to induce any employee to leave the employment of the other party or any member of the other party’s Group whether or not such person would be in breach of contract (save that employee who applied in response to a published job advertisement (either internally or externally) shall not be considered to be induced). This covenant shall exist for a period of one year after termination or expiration of this agreement.

15.6	Each party agrees and covenants that neither it nor a member of its Group will at any time do or say anything untrue which could reasonably be anticipated to be harmful to the reputation of the other party or any member of its Group, or its business or which leads any person, firm or company to cease to do business with the other party or any member of its Group.

16	General Provisions

16.1	Force Majeure. Neither party shall be responsible or liable for any failure or delay or consequence thereof in the performance of any of its obligations in this agreement owing to fire, strike, lock-out, industrial dispute (unless such dispute is caused by the party seeking to rely on this clause), delay in transport, shortage of fuel, inability to obtain materials, embargo, act, refusal of licence, demand or requirement of any Government or any Government department or agency or of any local authority or of a consequence of war or of hostilities or armed conflict (whether war be declared or not) or to any other cause whatsoever beyond the party’s reasonable control or the after effects of any of the foregoing and whether same take place or have effect in Ireland or elsewhere. If any such delay occurs, then (unless the cause thereof shall frustrate or render impossible or illegal the performance of this agreement or shall otherwise discharge the same) the period for the party to perform its obligations hereunder shall be extended by such period (not limited to the length of the delay) as the party may reasonably require to complete such performance.

16.2

Notices. Notices and other communications to the parties to this agreement required or permitted hereunder shall be deemed duly given upon being transmitted by facsimile to the correct facsimile number of any party or one day after being left at the address of the party to which it is given or seven days after it has been posted by prepaid registered post to the party to which it is to be given at its address hereinbefore set out or such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice or other communication. Any notices to Tesco must be served by registered post to both the CEO of Tesco.com and the Company Secretaries of Tesco.com and Tesco. Any notices to eDiets must also be served on eDiets.com.

16.3	Severability

If any provision of this agreement is agreed by the parties to be illegal, void or unenforceable under any law that is applicable hereto or if any court or arbitrator of competent jurisdiction in a final decision so determines, this agreement shall continue in force save that such provision shall be deemed to be deleted herefrom with effect from the date of such agreement or as declared by a decision of the said court or arbitrator or such earlier date as the parties may agree.

16.4	Governing Law

16.4.1	All disputes between the parties arising out of or in any way relating to this agreement or any other disputes between the parties in any way connected with the subject matter of this agreement shall be governed by the laws of England and Wales.

16.4.2	The Courts of England and Wales shall have exclusive jurisdiction to hear all matters arising out of or in any way relating to this agreement.

16.5	Third Parties

16.5.1	The parties do not intend any third party to have the right to enforce any provision of this agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise except any member of Tesco’s Group, who will have the right to enforce this agreement to the extent to which it relates to the licence of the Technology to it.

16.5.2	Notwithstanding that any term of this agreement may be or become enforceable by a person who is not a party to it, the terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case) without the consent of the third party.

Signed by the parties on the date of this agreement.

SCHEDULE 1

TECHNOLOGY

1.1	INTERACTIVE FUNCTIONALITY

The interactive functionality of providing an interactive link in a store between consumers and the manufacturers and retailers that market the consumers for the purpose of providing sales and marketing information and measuring the response of the consumers to the sales and marketing information, as such functionality applies to the eDiets Internet marketing programme.

1.2	TRADE MARKS

United States Trade Mark Applications

Trade Mark:	EDIETS

Registration No.:	2,855,444

Class(es):	Class 42

Goods/Services:	Health and Nutrition Services provided by way of a global computer network, namely, providing access to licensed dieticians, psychologists and nutritional experts for the purposes of developing and maintaining a healthy lifestyle with weekly medical news, recipes, grocery shopping, fitness tips, professional advice, interactive tools, online meetings, support boards and chats In international class 42.

Registration Date:	June 22, 2004

*****************************

Trade Mark:	EDIETS.COM

Registration No.:	2,855,443

Class(es):	Class 42

Good/Services:	Health and Nutrition Services provided by way of a global computer network, namely, providing access to licensed dieticians. psychologists and nutritional experts for the purposes of developing and maintaining a healthy lifestyle with weekly medical news. recipes, grocery shopping, fitness tips, professional advice, interactive tools, online meetings, support boards and chats in international class 42.

Registration Date:	June 22, 2004.

*****************************

Trade Mark:	EDIETS

Application No.:	1499037

Class(es):	Class 42

Goods/Services:	Customised diet and nutrition programmes developed based on individual user profiles.

Application Date:	February 9, 2000

Priority:	Claiming priority from US Application No. 75/771,786 filed on August 9th, 1999.

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Trade Mark:	DIETSMART

Registration No.:	2,493,454

Class(es):	Class 42

Good/Services:	Providing information in the fields of fitness, food, dieting and exercise by means of a website on a global computer network in international class 42.

Registration Date:	September 25, 2001.

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Trade Mark:	DIETSMART

Application No.:	SN 78/418,707

Class(es):	Class 16

Good/Services:	Magazines in the fields of health, nutrition and fitness, featuring menus, recipes, grocery shopping lists, fitness tips, and information about licensed dieticians, psychologists and nutritional experts all for the purpose of developing and maintaining a healthy lifestyle in international class 16.

Filing Date:	May 14, 2004.

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Trade Mark:	I DON’T DIET. I EDIET.

Application No.:	SN 78/401,812

Class(es):	Class 42

Good/Services:	Providing health and nutritional information via the global computer information network, featuring weekly menus, recipes, grocery shopping lists, fitness tips, and information about licensed dieticians, psychologists and nutritional experts all for the purpose of developing and maintaining a healthy lifestyle in international class 42.

Filing Date:	April 14, 2004.

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Trade Mark:	I.Q. DIET

Application No.:	SN 78/309,184

Class(es):	Class 44

Good/Services:	Weight reduction diet planning and supervision, namely, developing customized diet and nutrition programs for individuals in international class 44.

Filing Date:	October 3, 2003.

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Trade Mark:	SOLUTIONS

Application No.:	SN 78/430,707

Class(es):	Class 16; Class 42

Good/Services:	Printed guides, periodical publications, handouts, leaflets and brochures in the fields of health, nutrition and fitness in international class 16.

Providing information via the global computer information network in the fields of health, nutrition and fitness in international class 42.

Filing Date:	June 7, 2004.

CANADA

Trade Mark:	DIETSMART Application No.: 1,107,984

Filing Date:	June 27, 2001

Status:	Application has been allowed, and upon payment of the registration fee, a registration will issue.

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CTM

Trade Mark:	I.Q. DIET

Application No.:	00374424

Filing Date:	April 1, 2004-07-01

Status:	Application is pending, as we have not yet received a preliminary response from the EU Office.

ADDITIONAL TRADEMARKS:

ONLINE ANYTIME MEETINGSSM

YOUR DIET, YOUR WAYSM

FOR EVERYONE WATCHING THEIR WEIGHTSM

1.3	COPYRIGHT

Software

eDiets has developed interactive proprietary software and systems. eDiets interactive personalised diet programmes are based on proprietary software developed by eDiets.

EDiets.com Web Site

The main eDiets.com Web Site is comprised of proprietary software for the delivery of personalised diet content for consumers. Specific areas of functionality include personal profile questionnaire and results, member registration, myEdiets personalised diet site, support groups, meal plans, shopping lists, and personal guidance.

Content management tools

Various content management tools are used to create and manage the eDiets News newsletters, community support groups, online polls, meeting schedules and banners.

Billing system

The billing system is a proprietary software application to process the credit card transactions for our membership base. Multiple installment payment plans are supported.

Ad tracking and performance measurement system

Software exists to track and measure the performance of advertising from multiple online sources. The system calculates real-time click-thru and sales results for each individual online marketing program.

Customer Account Maintenance System

A proprietary web-based application is used by customer service representatives maintain all aspects of the eDiets.com customer database.

Sales Reporting

An extensive web-based sales reporting system is used to monitor the membership sales and other critical business metrics in real-time.

eDiets.com, Inc.

Registered Copyrights (as of June 28, 2004)

Registration Number:	TX-5-880-669

Title:	eDiets.

Description:	CD-ROM.

Note:	Text.

Claimant:	Author and claimant: eDiets.com, Inc.

Created:	2003

Published:	15Jan03

Registered:	27Oct03

Title on © Application:	www.ediets.com, version 6.5.

Special Codes:	1/B/L

Registration Number:	TX-5-872-690

Title:	eFitness.

Description:	CD-ROM.

Claimant:	Author and claimant: eDiets.com, Inc.

Created:	2002

Published:	24Sep02

Registered:	27Oct03

Title on © Application:	www.efitness.com.

Special Codes:	1/B

Registration Number:	TX-5-782-718

Title:	EDiets.com pocket encyclopaedia of dieting & weight loss / authors, Susan Burke, John McGran, and the eDiets professional staff.

Description:	200 p.

Note:	Spine ti.: Pocket encyclopaedia of dieting & weight loss.

Claimant:	Author and claimant: EDiets.com, Inc.

Created:	2003

Published:	1Apr03

Registered:	8May03

Special Codes:	1/B/D

1.4	CONTENT

All application code, text, information, images, audio and video material that is incorporated into the following websites:

(a) http://www.edietsuk.com at the Effective Date; and

(b) http://www.ediets.com at the Effective Date and throughout the Term.

1.5	THIRD PARTY LICENCES

Name	Term

AllRecipes	04/24/02 – 05/29/05

Atkins Nutritionals	04/17/03 – 04/17/05

Bob Greene Enterprises (GWTP)	05/03/04 – 05/02/07

Bristol-Myers Squibb (BMS)	4/22/04 – 4/21/07

High Point Media LLC, (Bill Phillips)	TBD – 18 months

Expected launch 6/30/04

North American Pharmacal, Inc. (NAP)	Launch – 3 years

NV Perricone MD, Ltd	01/14/04 – 01/14/07

Shape-Up (CSA Nutraceuticals LP)	04/17/03 – TBD

SlimFast Foods Company (Conopco)	03/19/04 – 03/19/05

Zone Perfect Nutrition Company	04/17/03 – 04/17/04

1.6	DOMAIN NAMES

edietsuk.co.uk;

edietsuk.com;

ediets.ie; and

(in the event it is transferred to eDiets or a member of its Group), ediets.co.uk

SCHEDULE 2

MARKETING ACTIVITY

Marketing shall be all activity which directly and prominently promotes the Business and prominently identifying the internet portal address for accessing the Business, such activity shall include at least one of:

a)	Online advertising (banner, e-mails, pop up ads where permissible);

b)	Tesco in-store promotions;

c)	Tesco in-store billboards;

d)	Tesco club cards;

e)	Television advertising;

f)	Radio advertising; and

g)	Other external advertising

SCHEDULE 3

EDIETS MARKS

Signed by for and on behalf of eDIETS EUROPE LIMITED	) ) )

SIGNED by for and on behalf of TESCO IRELAND LIMITED	) ) )

SIGNED by for and on behalf of eDIETS.COM, INC. as a Guarantor	) ) )

DATED 15 JULY 2004

eDIETS EUROPE LIMITED

TESCO IRELAND LIMITED

eDIETS.COM, INC.

TECHNOLOGY LICENCE AGREEMENT

CONTENTS

1	Definitions and interpretation	1
2	Conditions Precedent	8
3	Agreement	9
4	Atkins sub-licence	9
5	Obligations and Rights of Tesco	12
6	Obligations of eDiets	14
7	Royalties	15
8	Improvements	17
9	Warranties and Undertakings	20
10	Intellectual Property Rights	22
11	Limitation of Liability	23
12	Guarantee and ability of eDiets to licence the Technology	24
13	Confidential Treatment of information	25
14	Term and Termination	27
15	Non-Competition	30
16	General Provisions	31
SCHEDULE 1 TECHNOLOGY		34
SCHEDULE 2 MARKETING ACTIVITY		42
SCHEDULE 3 EDIETS MARKS		43